UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 7, 2010

EnergyConnect Group, Inc.
(Exact name of Company as specified in its charter)

___________
(Commission File Number)

Oregon	93-0935149
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

901 Campisi Way, Suite 260
Campbell, CA 95008
(Address of principal executive offices, with zip code)

(408) 370-3311
(Company’s telephone number, including area code)
___________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On December 7, 2010, Andrew C. Warner, the Chief Financial Officer and Secretary of EnergyConnect Group, Inc. (the “Company”), notified the Company that he is resigning as the Company’s Chief Financial Officer and Secretary, effective immediately.  Mr. Warner will assist the role transition through December 21, 2010.

Appointment of Interim Chief Financial Officer

On December 10, 2010, the Company named Amir Ameri its interim Chief Financial Officer, reporting to Kevin Evans, President and Chief Executive Officer.

Since 2006, Mr. Ameri has served as a partner for Tatum, a large executive services firm, and has held several interim positions as chief financial officer and advisor.  Prior to joining Tatum, he served as Chief Financial Officer and Vice President of Operations for Aperto Networks, Inc. a leading provider of WiMAX-class multi-service broadband wireless access systems, managing finance, operations legal and administration from start-up to $30 million in revenue.  Prior to that, Mr. Ameri served as Chief Financial Officer for Resumix, Inc., a software and services provider of human management skills, where he improved financial performance and managed the company’s acquisition by Hotjobs.com.  Mr. Ameri earned a Master of Business Administration and Bachelor of Arts in Economics from Stanford University.

The Company has entered into an Interim Services Agreement with Tatum pursuant to which the Company will pay Tatum $2,060 per day for Mr. Ameri’s services.

A press release announcing the foregoing resignation and appointment is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 10, 2010 issued by EnergyConnect Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2010	ENERGYCONNECT GROUP, INC.

	By:	/s/ Kevin R. Evans
	Name:	Kevin R. Evans
	Title:	President and Chief Executive Officer